Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 212 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 5, 2021

Board of Directors

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

To the addressee referred to above:

We are acting as counsel to Marvell Technology, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance of up to US$433,817,000 aggregate principal amount of the Company’s 4.200% Senior Notes due 2023 (the “2023 Notes”) and up to US$479,394,000 aggregate principal amount of the Company’s 4.875% Senior Notes due 2028 (the “2028 Notes” and together with the 2023 Notes, the “Exchange Notes”) in exchange for a like principal amount of the Company’s currently outstanding 4.200% Senior Notes due 2023 (the “Original 2023 Notes”) and 4.875% Senior Notes due 2028 (the “Original 2028 Notes” and together with the Original 2023 Notes, the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated as of April 12, 2021, as supplemented on May 4, 2021 (the “Indenture”), by and among the Company and U.S. National Bank Association (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company under the Indenture may depend upon such matters, we assume for purposes of the opinions expressed herein (i) that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) that, with respect to acting as a trustee under the Indenture, the Trustee is in compliance with all applicable laws and regulations; and (v) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Exchange Notes conform to the specimens thereof examined by us and that the Trustee’s certificate of authentication of the Exchange Notes has been manually signed by one of the Trustee’s authorized officers.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) following the effectiveness of the Registration Statement, and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the Registration Rights Agreement, dated as of May 4, 2021, by and between the Company and J.P. Morgan Securities LLC entered into in connection with the issuance of the Original Notes, and (ii) assuming the due execution, issuance, delivery and authentication of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP